FORM OF NOTICE PURSUANT TO SCHEDULE C OF
AMENDED AND RESTATED PARTICIPATION AGREEMENT

To: General Counsel
c/o Kevin Kirchoff <kevin.kirchoff@franklintempleton.com>
cc: US Intermediary Client Onboarding <us_ico@franklintempleton.com>
Franklin Templeton Investments
1 Franklin Parkway, Bldg. 920, 2nd Floor
San Mateo, CA 94402

With respect to the following agreement(s) (altogether, the "Agreement")
(please reproduce and complete table for multiple agreements):

Date of Amended and Restated Participation Agreement:	February 1, 2007, as amended
Insurance Company(ies):	Pruco Life Insurance Company Pruco Life Insurance Company of New Jersey The Prudential Insurance Company of America
Insurance Company Distributor(s):	Pruco Securities LLC Prudential Investment Management Services LLC Prudential Annuities Distributors, Inc.

As provided by Schedule C of the Agreement, this Notice proposes to Franklin Templeton Variable Insurance Products Trust and Franklin Distributors, LLC the addition as of the offering date(s) listed below of the following Portfolios as additional investment options listed on Schedule C:

Names and Classes of Shares of Additional Portfolios Listing of current classes for your reference: Class 1 (no 12b-1 fee); Class 2 (12b-1 fee of 25 bps); or Class 4 (12b-1 fee of 35 bps).	Offering Date(s)
Franklin Global Real Estate VIP Fund (Class 2)	8/1/2023
Franklin Income VIP Fund (Class 2)	8/1/2023
Franklin Rising Dividends VIP Fund (Class 2)	8/1/2023
Franklin Small Cap Value VIP Fund (Class 2)	8/1/2023
Templeton Global Bond VIP Fund (Class 2)	8/1/2023

Name and title of authorized person of insurance company:
Contact Information: